Exhibit 99.1

WEYCO REPORTS FOURTH QUARTER AND FULL YEAR SALES AND EARNINGS

(Milwaukee, Wisconsin---February 23, 2006) Weyco Group, Inc. (NASDAQ: WEYS) today announced financial results for the quarter and full year 2005.

FOURTH QUARTER

Net sales were $51.7 million compared with $55.6 million in 2004, a decrease of 7%.  Net earnings were $6.35 million, down 6% from $6.78 million during the same period in 2004.  Diluted earnings per share were $.53 in 2005 and $.57 in 2004.

Net sales in the wholesale division, which include wholesale sales and licensing revenues, were $43.5 million compared with $47.8 million in 2004.  Wholesale sales were $42.2 million in 2005, down 9% from $46.4 million in 2004.  Licensing revenues were $1.26 million in 2005 and $1.35 million in 2004.  Sales of the Company’s Nunn Bush and Stacy Adams brands were down 1.2% and 6.6%, respectively.  Sales of the Company’s Florsheim brand were down 19.9%.  The Company’s strategic decision to discontinue the FLS product line in the U.S. continued to adversely impact the Florsheim wholesale sales.  Sales of other Florsheim products were down 2%.

Retail sales climbed 5% in the fourth quarter reaching $8.2 million, up from $7.8 million in 2004.  Same store sales were up 2%.

Operating earnings were $10.02 million, down 9% from $11.05 million in the prior year.  Operating earnings as a percent of net sales were 19.4% in 2005 compared with 19.9% in 2004.

FULL YEAR 2005

Net sales of $209.5 million were down 6% compared with $223.0 million in the prior year.  Net earnings were $19.4 million, down 4% from $20.3 million in 2004.  Diluted earnings per share were $1.62 in 2005 and $1.72  last year.

Net sales in the wholesale division, which include wholesale sales and licensing revenues, were $181.9 million compared with $196.6 million in 2004.  Wholesale sales were $177.6 million in 2005, down 8% from $192.6 million in 2004.  Licensing revenues were $4.4 million in 2005, up approximately 11% from $3.9 million in 2004. Sales of the Company’s Nunn Bush and Stacy Adams brands were down approximately 6% and 7%, respectively.  Sales of the Company’s Florsheim brand were down 11.6%, resulting from the discontinuance of the FLS product line in the U.S.  Sales of other Florsheim products were up 2%.  The decrease in FLS sales of $7.2 million was responsible for over 50% of the Company’s overall decrease in sales in 2005.  The decrease in Nunn Bush sales took place during the first half of the year as a result of some product transitions early in 2005.  Sales for the last 6 months of 2005 were up .2%.  The decrease in Stacy Adams was in part due to soft sales of its SAO casual sub brand, and the general softness in the moderate segment of the overall retail footwear market.

Retail sales increased 4% in 2005 to $27.5 million, up from $26.4 million in 2004.  Same store sales were up 4.7%.

Although operating earnings of $30.68 million were down 6.9% from $32.95 million in the prior year, operating earnings as a percent of net sales remained approximately level with 2004, due to a reduction in selling and administrative costs of 8% or $4.0 million.

The Company’s balance sheet remains strong at December 31, 2005.  The Company’s cash and marketable securities totaled $53.9 million at the end of 2005, up from $21.8 million in 2004, an increase of $32.1 million.  The Company’s borrowings under its revolving credit agreement declined $1.8 million to $9.6 million in 2005.

The Company’s excess of cash and marketable securities over borrowings was $44.3 million at December 31, 2005, compared with $10.4 million at December 31, 2004.  This increase was generated primarily by net earnings and reductions in inventory.  Inventories were down $9.1 million at the end of 2005 compared with 2004, reflecting the Company’s increased emphasis on improving its overall buying process.

“2005 was a challenging year for our Company,” stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group.  “Changes in the retail environment and higher gasoline and energy costs which most affect the moderate consumer negatively affected our business in 2005.  Our retail division was a bright spot for us, and we feel it represents a good growth opportunity.  As we look to 2006, we plan to grow our retail division and remain focused on building our brands for the long term and keeping them relevant to today’s ever changing retail environment.”

The Company’s Board of Directors declared a cash dividend on February 6, 2006 of $.07 per share to all shareholders of record on February 15, 2006, payable April 1, 2006.

All share and per share amounts in this release have been adjusted to reflect the two-for-one stock split distributed to shareholders on April 1, 2005.

Weyco Group will host a conference call on Friday, February 24, 2006 at 11:00 a.m. Eastern Time to discuss the fourth quarter and year end 2005 financial results in more detail.  To participate in the call please dial (866) 356-3093, referencing passcode #18097635, five minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010, referencing passcode #10827003  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams and SAO by Stacy Adams.  The Company also operates a small number of retail stores in the U.S. and Europe.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.   Except as required by law, Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information contact:

John Wittkowske
Senior VP and CFO
Weyco Group, Inc.
414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,

	2005	2004	2005	2004

NET SALES	$51,673,857	$55,642,505	$209,469,303	$223,013,334
COST OF SALES	31,119,459	32,049,988	132,726,939	140,017,783

Gross earnings	20,554,398	23,592,517	76,742,364	82,995,551
SELLING AND ADMINISTRATIVE EXPENSES	10,538,550	12,541,286	46,063,389	50,043,981

Earnings from operations	10,015,848	11,051,231	30,678,975	32,951,570
INTEREST INCOME	326,566	140,139	1,037,530	500,605
INTEREST EXPENSE	(102,652)	(109,546)	(339,670)	(477,807)
OTHER INCOME AND EXPENSE, net	(281)	(26,293)	(26,070)	(71,694)

Earnings before provision for income taxes	10,239,481	11,055,531	31,350,765	32,902,674
PROVISION FOR INCOME TAXES	3,890,000	4,275,000	11,950,000	12,625,000

Net earnings	$6,349,481	$6,780,531	$19,400,765	$20,277,674

BASIC EARNINGS PER SHARE	$.55	$.59	$1.68	$1.78

DILUTED EARNINGS PER SHARE	$.53	$.57	$1.62	$1.72

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
December 31, 2005 and 2004

	2005	2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,780,913	$10,514,707
Marketable securities, at amortized cost	875,317	180,000
Accounts receivable, net	27,843,048	30,774,337
Inventories	38,548,602	47,620,220
Deferred income tax benefits	1,174,235	1,681,135
Prepaid expenses and other current assets	1,424,858	1,779,189

Total current assets	92,646,973	92,549,588
MARKETABLE SECURITIES, at amortized cost	30,290,089	11,123,795
OTHER ASSETS	14,252,604	13,904,006
PLANT AND EQUIPMENT, net	27,440,762	27,910,304
TRADEMARK	10,867,969	10,867,969

	$175,498,397	$156,355,662

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$9,552,504	$11,359,536
Accounts payable	12,222,907	6,661,241
Dividend payable	810,241	631,351
Accrued liabilities -
Wages, salaries and commissions	1,598,492	3,566,277
Taxes, other than income taxes	851,646	979,853
Other	3,655,969	3,950,485
Accrued income taxes	1,221,423	751,622

Total current liabilities	29,913,182	27,900,365

LONG-TERM PENSION LIABILITY	3,672,312	3,312,860
DEFERRED INCOME TAX LIABILITIES	5,344,702	5,394,516
SHAREHOLDERS’ INVESTMENT:
Common Stock	8,979,243	4,440,565
Class B Common Stock	2,595,031	1,302,110
Capital in excess of par value	3,437,697	6,820,136
Reinvested earnings	121,334,722	106,747,060
Accumulated other comprehensive income	221,508	438,050

Total shareholders’ investment	136,568,201	119,747,921

	$175,498,397	$156,355,662

CONSOLIDATED STATEMENTS
OF CASH FLOWS (Unaudited)
For the years ended December 31, 2005 and 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$19,400,765	$20,277,674
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	2,263,187	2,517,417
Amortization	48,537	80,389
Deferred income taxes	457,086	1,187,260
Deferred compensation	—	48,000
Pension expense	884,010	712,959
(Gain) loss on sale of assets	(1,642)	116,174
Increase in cash surrender value of life insurance	(599,699)	(579,168)
Changes in operating assets and liabilities -
Accounts receivable	2,931,289	(874,140)
Inventories	9,071,618	(3,892,642)
Prepaids and other assets	298,279	(736,693)
Accounts payable	5,561,666	(804,365)
Accrued liabilities and other	(2,785,877)	352,726
Accrued income taxes	1,155,015	1,519,328

Net cash provided by operating activities	38,684,234	19,924,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(25,188,918)	(6,106,521)
Proceeds from maturities of marketable securities	5,278,770	5,262,953
Purchase of plant and equipment	(1,835,167)	(1,127,088)
Proceeds from sales of plant and equipment	4,587	230,706

Net cash used for investing activities	(21,740,728)	(1,739,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(2,884,927)	(2,380,158)
Shares purchased and retired	(1,846,150)	—
Proceeds from stock options exercised	1,860,809	2,203,623
Net repayments under revolving credit facilities	(1,807,032)	(16,585,294)

Net cash used for financing activities	(4,677,300)	(16,761,829)

Net increase in cash and cash equivalents	12,266,206	1,423,140

CASH AND CASH EQUIVALENTS, at beginning of year	$10,514,707	$9,091,567

CASH AND CASH EQUIVALENTS, at end of year	$22,780,913	$10,514,707

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$10,150,856	$10,037,356
Interest paid	$332,955	$509,125